Exhibit 99.1

iVow Announces Termination Of Merger Agreement

For Immediate Release

SAN DIEGO, Calif./EWORLDWIRE/April 10, 2007 — iVOW, Inc. (Pink Sheets: IVOW), a provider of weight management programs, today announced that the Agreement and Plan of Merger (“Merger Agreement”) with Crdentia Corp. (OTCBB: CRDT), entered into on September 20, 2006, has been terminated.  On April 4, 2007, iVow entered into a Settlement Agreement with Crdentia which terminated the Merger Agreement and the related Interim Management Agreement and provided for a mutual release of any and all claims arising under these agreements.  As part of the settlement, Crdentia has issued to iVOW 1.5 million shares of its common stock.

John R. Lyon, chairman of the Board of iVOW, said, “We are now in a position to concentrate exclusively on building our physician-supervised weight loss business around our Sound Health Solutions subsidiary in Redmond, Washington.  In the past few months, we have re-shaped the company by closing our unprofitable bariatric consulting and surgical program management units.  Our focus is now to develop the potential of our Sound Health business, which provides the employees of some of our nation’s largest companies with intensive, clinic-based weight management programs. The Sound Health model, which integrates physician supervision, nutrition, behavioral counseling and personal fitness training, has been proven over several years to provide both sustained weight loss and significant improvement in key clinical indicators, such as blood pressure, cholesterol level and percentage of lean body mass.  Over the coming weeks, we expect to announce positive developments in our Sound Health business and other matters related to the ongoing management of our business.”

About iVOW, Inc.

iVOW’s business is focused exclusively on providing weight management programs for the employees of large companies and union organizations. The company currently has clinics located in Redmond, Seattle and Renton, Washington.  The corporate web site is available at ‘http://www.ivow.com’, and the Web site for Sound Health Solutions is ‘http://www.4shs.com’, with information on iVOW’s nutritional supplements for post-surgical gastric bypass patients to be found on ‘http://www.vistavitamins.com’.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of iVOW, Inc.  Actual results may differ materially depending on a number of risk factors inherent in the business which are described in iVOW’s Securities and Exchange Commission filings which are available at ‘http://www.sec.gov’. iVOW undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

HTML: http://www.eworldwire.com/pressreleases/16791

PDF: http://www.eworldwire.com/pdf/16791.pdf

ONLINE NEWSROOM: http://www.eworldwire.com/newsroom/311916

htm LOGO: http://www.eworldwire.com/newsroom/311916.htm

CONTACT:

Richard Gomberg

Vice President & CFO

iVOW, Inc.

16870 West Bernardo Dr

Suite 400

San Diego, CA 92127

PHONE. 858-674-6920

FAX. 858-674-6921

EMAIL: rgomberg@ivow.com

KEYWORDS: bariatric,weight loss,weight management,weight,obesity, iVOW, Crdentia, Termination of Agreement, bariatric, obesity, weight loss, weight management

SOURCE: iVOW, Inc.